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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2004 (July 22, 2004)

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8747 (Commission File Number)	43-1304369 (IRS Employer Identification No.)
920 Main Street Kansas City, Missouri (Address of principal executive offices)		64105 Zip Code

Registrant's telephone number, including area code
 (816) 221-4000

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits

99.1    July 26, 2004 Press Release

Item 9.    Regulation FD Disclosure.

        On July 22, 2004, AMC Entertainment Inc. entered into a merger agreement pursuant to which AMC Entertainment Inc. will be acquired by Marquee Holdings Inc., a newly created investment vehicle owned by affiliates of J.P. Morgan Partners, the private equity arm of JPMorgan Chase & Co., and affiliates of Apollo Management, L.P., a private investment firm. Upon consummation of the merger, Marquee Inc., a wholly-owned subsidiary of Marquee Holdings Inc., will merge with and into AMC Entertainment, Inc., with AMC Entertainment Inc. remaining as the surviving entity. The closing of the merger is subject to certain terms and conditions customary for transactions of this type, including receipt of shareholder and regulatory approvals and the completion of financing.

        Attached as Exhibit 99.1 is a press release dated July 26, 2004, which was issued by AMC Entertainment Inc. together with Marquee Holdings Inc. and Marquee Inc., announcing (i) Marquee Inc. has commenced an offering of $150 million aggregate principal amount of its Senior Notes due 2012 and $305 million aggregate principal amount of its Senior Floating Rate Notes due 2011 and (ii) Marquee Holdings Inc. has commenced an offering of its Senior Discount Notes due 2014, which will generate aggregate gross proceeds of $170 million, each in a private placement offering.

        While Marquee Holdings Inc. and Marquee Inc. intend to use the offering proceeds to finance, in part, the acquisition of AMC Entertainment Inc. by Marquee Holdings Inc., AMC Entertainment Inc. is not a participant in either of the offerings and is not raising any capital in the transactions related to the proposed merger.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.
Date: July 26, 2004	/s/ CRAIG R. RAMSEY Craig R. Ramsey Executive Vice President and Chief Financial Officer

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SIGNATURES